Exhibit 10.1 AMENDMENT TO EMPLOYMENT AGREEMENT This Amendment to Employment Agreement (“Amendment”), effective as of March __, 2019, between Q2 Software, Inc., a Delaware corporation with principal offices at 13785 Research Blvd., Suite 150, Austin, Texas 78750 (“Q2”), and ___________, amends that certain Employment Agreement dated as of __________ __, 201_, as the same has been amended from time to time (the “Agreement”). AGREEMENT I. Changes to the Agreement. For purposes of this Amendment, the following are changes to the Agreement: 1. Section __ of the Agreement be, and it hereby is, amended and restated in its entirety to read as follows: “Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which is payable upon termination of employment, shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified Executive” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.” This Amendment hereby amends the Agreement to incorporate the terms and conditions set forth in this Amendment. The relationship of the parties shall continue to be governed by the terms and conditions of the Agreement, as amended. In the event of a conflict between the terms and conditions of the Agreement and this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms shall have the meanings defined for such terms in this Amendment or, if not defined in the Amendment, the meanings defined in the Agreement. IN WITNESS WHEREOF, the Parties have executed this Amendment to be effective as of the date first above given. Q2 Software, Inc. Executive By: ___________________ Name: Title: